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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 22, 2010
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

One Market, Spear Tower Suite 2400 San Francisco, California 94105 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Proposed Renewable Energy Development

On April 22, 2010, the California Public Utilities Commission (“CPUC”) voted to issue a final decision approving Pacific Gas and Electric Company’s (“Utility”) five-year proposal to build up to 250 megawatts (“MW”) of renewable generation resources based on solar photovoltaic (“PV”) technology and enter into power purchase agreements for an additional 250 MW of PV generation resources following an annual request for offers (“RFO”) for third parties to develop PV facilities.  The CPUC authorized the Utility to recover the actual capital costs to develop up to 250 MW of solar PV generation facilities, subject to a corresponding cap of up to $1.45 billion. If total capital costs exceed the cost cap, the Utility could only recover such costs after obtaining CPUC approval.  The CPUC also established an incentive mechanism that allows the Utility shareholders to retain ten percent of the savings if the actual average per-kilowatt capital cost of the Utility-owned program is less than $3, 920.00 per kilowatt.  The remaining ninety percent of any such savings would be passed through to customers. As the Utility’s new PV facilities begin commercial operation, the project costs would be included in the Utility’s rate base, as the Utility had proposed, and the Utility would be entitled to earn a rate of return on the additional rate base.  The Utility intends to begin an RFO for the power purchase agreement portion of the program and a separate RFO to request third parties to submit proposals to develop and construct the Utility-owned portion of the program after the CPUC approves the implementation details of each RFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Secretary

PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Secretary

Dated:           April 22, 2010